Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2008, relating to the statements of revenues and direct operating expenses of the Acquired Properties of St. Mary Land & Exploration Company for each of the three years in the period ended December 31, 2007 appearing in the Company’s Current Report on Form 8-K/A Number 2 filed with the Commission on August 11, 2008.

/s/ Deloitte & Touche LLP

Denver, Colorado
September 23, 2008